Filed Pursuant to Rule 433
Registration No. 333-143180
Final Term Sheet
May 8, 2008
FINAL TERM SHEET
MAY 8, 2008
$3,000,000,000
AT&T INC.
4.95% GLOBAL NOTES DUE 2013
5.60% GLOBAL NOTES DUE 2018
6.40% GLOBAL NOTES DUE 2038

ISSUER:	AT&T Inc.
TITLE OF SECURITIES:	4.95% Global Notes due 2013, 5.60% Global Notes due 2018 and 6.40% Global Notes due 2038 (collectively, the “Notes”)

TRADE DATE:	May 8, 2008

SETTLEMENT DATE (T+3):	May 13, 2008

MATURITY DATE:	January 15, 2013, at par, for 4.95% Global Notes due 2013
May 15, 2018, at par, for 5.60% Global Notes due 2018
May 15, 2038, at par, for 6.40% Global Notes due 2038

AGGREGATE PRINCIPAL AMOUNT OFFERED:	Global Notes due 2013: $750,000,000 Global Notes due 2018: $1,000,000,000
Global Notes due 2038: $1,250,000,000

PRICE TO PUBLIC (ISSUE PRICE):	Global Notes due 2013: 101.270% Global Notes due 2018: 99.916%
Global Notes due 2038: 99.616%

GROSS SPREAD:	Global Notes due 2013: 0.35%
Global Notes due 2018: 0.45%
Global Notes due 2038: 0.75%

PRICE TO AT&T INC.:	Global Notes due 2013: 100.920%
Global Notes due 2018: 99.466% Global Notes due 2038: 98.866%

NET PROCEEDS:	Global Notes due 2013: $773,090,625 (includes accrued interest of $16,190,625)
Global Notes due 2018: $994,660,000
Global Notes due 2038: $1,235,825,000

USE OF PROCEEDS:	General corporate purposes

INTEREST RATE:	Global Notes due 2013: 4.95% per annum
Global Notes due 2018: 5.60% per annum
Global Notes due 2038: 6.40% per annum

INTEREST PAYMENT DATES:	Global Notes due 2013: Semi-annually on each January 15 and July 15, commencing on July 15, 2008

Global Notes due 2018: Semi-annually on each May 15 and November 15, commencing on November 15, 2008

Global Notes due 2038: Semi-annually on each May 15 and November 15, commencing on November 15, 2008

ACCRUED INTEREST :	Global Notes due 2013: The 2013 Notes will be part of the same series of notes as the U.S.$ 750,000,000 aggregate principal amount of 4.95% notes due 2013 and the U.S.$1,000,000,000 aggregate principal amount of 4.95% notes due 2013, in each case as issued and sold by AT&T Inc. on February 1, 2008 and December 6, 2007, respectively.

The issue price of the Global Notes due 2013 does not include accrued interest from December 6, 2007, which is payable by the purchasers.

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	At any time in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Global Notes due 2013, the Global Notes due 2018 or the Global Notes due 2038, as applicable, to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 25 basis points for Global Notes due 2013, at a rate equal to the sum of the Treasury Rate plus 30 basis points for Global Notes due 2018 and at a rate equal to the sum of the Treasury Rate plus 30 basis points for Global Notes due 2038.

INDENTURE AND RANKING:	The Notes will be issued under an indenture dated as of November 1, 1994 between AT&T Inc. and The Bank of New York, as trustee. The Notes will be AT&T Inc.’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moody’s: A2 (Stable), S&P: A (Stable), Fitch:
A (Stable)

JOINT BOOKRUNNERS:	Banc of America Securities LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC

CUSIP NUMBERS:	Global Notes due 2013: 00206R AF9
Global Notes due 2018: 00206R AJ1
Global Notes due 2038: 00206R AG7

ISIN NUMBERS:	Global Notes due 2013: US00206RAF91
Global Notes due 2018: US00206RAJ14
Global Notes due 2038: US00206GAG74

ALLOCATION:

	Principal Amount	Principal Amount	Principal Amount
Underwriters	of 2013 Notes	of 2018 Notes	of 2038 Notes
Banc of America Securities LLC	U.S.$135,000,000	U.S.$180,000,000	U.S.$225,000,000
Deutsche Bank Securities Inc.	135,000,000	180,000,000	225,000,000
Morgan Stanley & Co. Incorporated	135,000,000	180,000,000	225,000,000
UBS Securities LLC	135,000,000	180,000,000	225,000,000
Citigroup Global Markets Inc.	50,000,000	66,667,000	83,334,000
Greenwich Capital Markets, Inc.	50,000,000	66,667,000	83,333,000
Barclays Capital Inc.	50,000,000	66,666,000	83,333,000
Blaylock Robert Van, LLC	15,000,000	20,000,000	25,000,000
Cabrera Capital Markets, LLC	15,000,000	20,000,000	25,000,000
Siebert & Co., Inc.	15,000,000	20,000,000	25,000,000
Utendahl Capital Partners, L.P.	15,000,000	20,000,000	25,000,000

Total	U.S.$750,000,000	U.S.$1,000,000,000	U.S.$1,250,000,000

Total	U.S.$3,000,000,000

REFERENCE DOCUMENT:	Prospectus Supplement, dated May 8, 2008; Prospectus, dated May 23, 2007.
     THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BANC OF AMERICA SECURITIES LLC TOLL FREE AT 1-800-294-1322, DEUTSCHE BANK SECURITIES INC. TOLL FREE AT 1-800-503-4611, MORGAN STANLEY & CO. INCORPORATED TOLL FREE AT 1-866-718-1649, AND UBS SECURITIES LLC TOLL FREE AT 1-877-827-6444, ext. 561-3884.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME

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